Exhibit 10.6

TRANSITION SERVICES AGREEMENT

by and between

Kellogg Company

and

WK Kellogg Co

Dated as of [                    ], 2023

This TRANSITION SERVICES AGREEMENT (together with the Schedules hereto, this “Agreement”), dated as of [                    ], 2023, is by and between Kellogg Company, a Delaware corporation (“Kellanova”) and WK Kellogg Co, a Delaware corporation (“WKKC”). Kellanova and WKKC are collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

W I T N E S S E T H:

WHEREAS, the board of directors of Kellanova, a Delaware corporation has determined that it is in the best interests of Kellanova and its stockholders to create a new publicly traded company that shall operate the WKKC Business;

WHEREAS, in order to effectuate the foregoing, Kellanova and WKKC have entered into a Separation and Distribution Agreement dated as of [                    ], 2023 (as amended, modified and/or restated from time to time, the “Separation and Distribution Agreement”), which provides, among other things, subject to the terms and conditions set forth therein, for the separation and the Distribution, and for the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

WHEREAS, in order to ensure an orderly transition under the Separation and Distribution Agreement it will be necessary for each Party to provide to the other the Services described herein for a transitional period described herein;

WHEREAS, this Agreement constitutes the Transition Services Agreement referred to in the Separation and Distribution Agreement; and

WHEREAS, all capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Separation and Distribution Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I

Agreement to Provide and Accept Services

Section 1.01    Provision of Services. On the terms and subject to the conditions contained in this Transition Services Agreement and the Schedules (each, a “Schedule,” and collectively, the “Schedules”), commencing on the Distribution Date, the Party designated as the Service Provider in the Schedules shall provide, or shall cause its Subsidiaries, its Affiliates or Third Party Service Providers designated by such Party to provide, to the Party designated as Service Recipient and its Affiliates the services listed on the applicable Schedule (each a “Service”, and collectively, the “Services”).

Section 1.02    Services.

(a)    As used in this Agreement, “Service Provider” means a Party and its Affiliates, as applicable, each in its or their capacity as a provider of Services hereunder; and “Service Recipient” means a Party and its Affiliates, as applicable, each in its or their capacity as a recipient of Services hereunder. Each Service shall be provided in exchange for the consideration set forth with respect to such Service on the Schedules or as the Parties may otherwise agree in writing. Each Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth in this Agreement. For the avoidance of doubt, the provision by Kellanova to WKKC of certain commercial services in connection with the Kellanova pilot plant and the manufacture of certain products shall be governed solely by the terms of the Pilot Plant Agreement and the Supply Agreement, respectively, and not hereunder. Nothing in this Agreement, including Section 1.01, shall require Service Provider or any of its Affiliates to perform or cause to be performed any Service if the provision of such Service violates (i) any applicable Law or (ii) any Contract to which Service Provider is subject as of the date hereof. In such event, the Parties shall discuss the matter in good faith and use commercially reasonable efforts to implement, at Service Recipient’s expense, an appropriate workaround to the extent reasonably practicable.

(b)    Notwithstanding anything to the contrary herein, if after the date hereof, Service Recipient requests from Service Provider, in writing, a service (an “Additional Service”), that (i) is not then a Service, (ii) is not an Excluded Service (iii) in the case of WKKC, (A) was provided by Kellanova or any of its Subsidiaries in the ordinary course of business to the WKKC Business during the twelve (12) month period prior to the Distribution Date (the “Baseline Period”) and (B) WKKC reasonably and in good faith requires such service in order for the WKKC Business to continue to operate in substantially the same manner in which the WKKC Business operated during the Baseline Period, and (iv) in the case of Kellanova, (Y) was utilized by Kellanova in the ordinary course of business during the Baseline Period and (Z) Kellanova reasonably and in good faith requires such service in order for Kellanova to continue to operate in substantially the same manner in which Kellanova operated during the Baseline Period, then Service Provider and Service Recipient shall negotiate in good faith to potentially provide (or potentially procure the provision of) such Additional Services in scope and duration as may be reasonably requested by the Party desiring the provision thereof; provided, that in no event shall Service Provider be required to agree to provide: (I) any Services that Service Provider is not reasonably capable of providing without the hiring of additional personnel or without incurring any other internal costs to Service Provider, (II) any Services that would create competitive sensitivities for Service Provider, (III) any Services the provision of which would reasonably be expected to expose Service Provider to any significant liabilities beyond the scope of Fees payable with respect to such Additional Services or (IV) any Services the nature of which materially differ from services customarily provided under transition services agreements in transactions of a similar nature as that proposed in the Separation and Distribution Agreement. Upon such agreement, the Parties shall amend the Schedules appropriately to reflect the specifications and other terms regarding such Additional Service. Any such amendment shall be consistent with the terms of this Agreement and at such cost and on such other terms (including scope and duration) as agreed in good faith by the Parties utilizing a substantially similar methodology as used to determine the pricing and terms of the most similar Services provided hereunder; provided that any costs not contemplated by the Schedules such as regulatory compliance, additional consents or costs arising from unforeseen circumstances, shall be borne solely by Service Recipient. The Parties acknowledge and agree that Additional Service may not be extended beyond Final Service Termination Date.

(c)    Without limiting the application of Section 1.02(b), at any time during the term of this Agreement, the scope or duration of any Service may be amended by a written change order executed by both Parties (a “Change Order”). A Change Order must set forth, in reasonable detail, (i) the amended scope or duration of the Service, (ii) the date on which such amendment shall become effective and (iii) any adjustment to the terms and conditions set forth in the applicable Schedule, taking into account such amendment, including any adjustment to the Fees. The entry into any Change Orders shall be at the sole discretion of each Party. Any Change Order shall be consistent with the terms of this Agreement and at such cost and on such other terms as mutually agreed in good faith by the Parties utilizing a substantially similar methodology as used to determine the pricing and terms of the most similar Services provided hereunder; provided that any costs not contemplated by the Schedules such as regulatory compliance, additional consents or costs arising from unforeseen circumstances, shall be borne solely by Service Recipient.

Section 1.03    Excluded Services. Notwithstanding anything to the contrary herein, including Section 1.01, or in the Separation and Distribution Agreement, neither Service Provider nor any Third Party Service Provider shall be required to perform or cause to be performed any services listed on Annex I attached hereto (the “Excluded Services”).

Section 1.04    Third Party Service Providers. The Parties acknowledge that Service Provider may provide the applicable Services directly, through a Subsidiary or other Affiliate of Service Provider, or through one or more third parties engaged by Service Provider to provide the applicable Services in accordance with the terms of this Section 1.04 (each such third party, a “Third Party Service Provider”, and together with such Subsidiaries or other Affiliates of Service Provider, the “Additional Providers”). Service Provider shall make, in its sole discretion, any decisions as to whether it will provide applicable Services directly or through an Additional Provider; provided that Service Provider shall use substantially the same degree of care in selecting any such Additional Provider (or replacement thereof) as it would if such Additional Provider was being retained to provide similar services to Service Provider. In the event that Service Provider determines to use one or more Additional Providers, (i) Service Provider shall remain liable for its obligations hereunder and for any breach by such Additional Provider(s) of the terms of this Agreement as if Service Provider had committed such breach, (ii) the use of any such Additional Providers shall not materially increase any Fees or other payments payable by Service Recipient hereunder, as compared to the Fees and other payments if Service Provider were to provide such Service itself and (iii) Service Provider shall be responsible for any payment or other termination fees due to such Additional Provider in the event of any change or replacement of such Additional Provider. Without limiting any of Service Provider’s obligations under this Agreement, in the event that Service Provider wishes to have an Additional Provider provide all or part of any Service pursuant to a written agreement with Service Provider, Service Provider shall be permitted to do so and the applicable Service Recipient agrees to be bound by, and to cause its Subsidiaries and Affiliates to comply with, the obligations that such agreement places on Service Provider or its Subsidiaries and Affiliates, solely to the extent that such obligations apply to such Service Recipient or its Subsidiaries and Affiliates, and are within the scope of, and do not extend, expand or modify the Liabilities of such Service Recipient under this Agreement. Service Provider shall provide a copy of any applicable agreement with an Additional Provider which places obligations on Service Recipient to Service Recipient unless such agreement contains terms that prohibit its disclosure, in which case Service Provider shall provide a reasonably detailed summary of such obligations.

Section 1.05    Access. Each Party shall, and shall cause its Affiliates to, (a) make available on a timely basis to the other Party (or an Additional Provider) all information and materials reasonably requested by such other Party (or an Additional Provider) to enable the other Party (or an Additional Provider) to fulfill its obligations hereunder and (b) provide to the other Party (or an Additional Provider) reasonable access, upon reasonable prior notice and during normal business hours, to its premises, facilities and personnel to the extent necessary for such Party (or an Additional Provider) to fulfill its obligations hereunder, in each case, at the requesting Party’s sole expense. To the extent that Services include use by one Party of the other’s facilities (“Shared Facilities”), the Party owning such Shared Facility will provide the other with a non-exclusive license to access and use such facility at designated but non-overlapping times in accordance with the Services, subject to such owning Party’s right to enter for any routine maintenance or emergency repairs. The Parties shall cooperate to implement appropriate procedures and safeguards to maintain the confidentiality of each Party’s information, including procedures to avoid overlap of access and use by each Party’s personnel.

Section 1.06    Reliance. Each Party (or a Party’s Additional Provider) shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by the other Party in connection with this Agreement. Service Provider (or an Additional Provider) shall not be liable for any impairment of any Service caused by its not receiving the information, materials or access required by Section 1.05, either timely or at all, or by its receiving inaccurate or incomplete information from an applicable Service Recipient that is required or reasonably requested regarding that Service.

Section 1.07    Work Processes, Rules and Procedures. In connection with the receipt and use of the Services, Service Recipients shall, and shall cause their respective Representatives to, comply with the applicable Service Provider’s then-current work processes, policies and procedures, and each Service Recipient acknowledges that Service Provider’s ability to provide the Services is dependent on such compliance by Service Recipients and their respective Representatives.

Section 1.08    Cooperation. The Parties shall cooperate in good faith in all reasonable respects in matters relating to the provision and receipt of the Services. Such cooperation shall include using commercially reasonable efforts to obtain or maintain all third-party consents, licenses, sublicenses or approvals (an “Accommodation”) necessary to permit each Party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use, duplicate and distribute third party Software necessary for the receipt of the Services). Service Provider shall notify Service Recipient in writing as promptly as reasonably practicable after becoming aware of any such Accommodation that has not been obtained or maintained. If any such Accommodation cannot be obtained or cannot be maintained, the Parties shall use their respective commercially reasonable efforts to arrange for alternative methods of delivering such Service that do not require such Accommodation, would not materially increase the cost of such Service, and would provide such Service in a manner as close as reasonably practicable to the standards set forth herein. Where the provision of any such Accommodation is conditioned on the third party receiving a fee or other payment for such consent, neither Party nor any of their respective Subsidiaries shall be required to pay any such fee or other payment to obtain any such Accommodation unless Service Recipient consents in writing to such fee or other payment as part of the Fees in addition to the Fees otherwise payable.

ARTICLE II

Terms and Conditions of Services; Payments

Section 2.01    Terms and Conditions of Services.

(a)    Unless otherwise agreed by the Parties in writing in advance, (i) Service Provider shall (or shall cause an Additional Provider to) perform the Services in a manner and with the quality and standard of care generally consistent in all material respects with the manner, quality and standard of care used to perform the same or similar services for the WKKC Business or the Kellanova Business, as applicable, during the Baseline Period, and (ii) the Services may not be used by a Service Recipient for any purpose other than the operation of the WKKC Business or the Kellanova Business, as applicable, and consistent with the applicable Schedules. In no event shall the scope of any of the Services required to be performed hereunder exceed that described on the applicable Schedule unless otherwise subsequently agreed in writing in accordance with Section 1.02 and except as otherwise set forth herein. Service Provider shall have no obligation to provide, or cause to be provided, Services to any Person other than Service Recipient unless and only to the extent the Parties otherwise agree in writing. Service Provider shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates; provided, that any Third Party Service Provider may perform applicable Services on behalf of Service Provider in accordance with Section 1.04.

(b)    Without limiting Service Provider’s rights or obligations under Section 2.01(a), Service Provider shall have no obligation to (i) provide, or cause to be provided, Services to any Person other than Service Recipient, (ii) make any increase in any volumes, amounts, levels, capacity, or frequencies with respect to the provision of the Services, (iii) engage in any increase or decrease in staffing levels, retention of any particular personnel, purchase of equipment, software, licenses, or license seats, or investments or capital or other expenditures in connection with the Services to be provided under this Agreement, or (iv) provide any Services with respect to any location to which the Services were not being provided as of the date hereof.

(c)    Notwithstanding anything to the contrary herein, without Service Provider’s prior written consent, (i) Service Recipients shall not, directly or indirectly, resell to, or permit the use of any of the Services by any other Person (except as permitted by Section 2.05) and (ii) in no event shall Service Recipients, their Affiliates or respective employees, third-party technology consultants or other personnel be entitled to modify any networks or systems of Service Provider, its Affiliates or third-party suppliers, or the Services.

(d)    Without limiting any obligations of a Service Provider under this Agreement, nothing herein shall prohibit Service Provider from making such generally applicable changes to its businesses or operations as it deems necessary in its sole and absolute discretion (including upgrading or changing technology, Software or information systems used by it in connection with this Agreement in a manner that is substantially consistent with such upgrades or changes made for similar systems and services provided or otherwise made available by Service Provider for itself, its Affiliates and their respective businesses) and applying such changes, to the extent applicable, to the Services; provided that such changes do not, individually or in the aggregate, (i) adversely affect, degrade or impair the use of the Services by Service Recipient in any material respect or (ii) materially increase the Fees associated with such Services; provided, further, that Service Provider shall, to the extent reasonably practicable, provide at least sixty (60) calendar days’ prior notice, in writing, of any such change that would reasonably be expected to affect the Services, and Service Provider shall use commercially reasonable efforts to implement such change so as not to affect the Services provided hereunder, subject to Section 2.01(e). Subject to the foregoing, to the extent any such upgrade or change affects an element of a Service and relates to technology, Software or information systems, Service Provider shall have no obligation to continue to provide, or cause to be provided, such Service element using the prior technology, Software or information systems. Except as expressly set forth herein, Service Provider shall not have any obligation under this Agreement to acquire (or use any efforts to acquire) new or additional technology, Software or information systems or upgrade (or use any efforts to upgrade) its existing technology, Software or information systems.

(e)    Upon reasonable prior notice to Service Recipient, Service Provider shall have the right to (i) temporarily interrupt the provision of Services for emergency maintenance purposes or (ii) temporarily shut down the operation of the facilities or systems of Service Provider (or an Additional Provider) providing the Services if, in each case, it is the commercially reasonable judgment of Service Provider (or an Additional Provider) that such action is necessary for its business. In performing any maintenance contemplated by this Section 2.01(e), including any routine maintenance or preventative services, Service Provider shall use commercially reasonable efforts to minimize the impact of such maintenance on the Services and Service Recipient’s business, including by, to the extent reasonably practicable, (I) scheduling required maintenance after consulting with Service Recipient so as to not unreasonably interfere with the business or operations of Service Recipient and (II) giving Service Recipient prior written notice of any such maintenance. With respect to Services provided by any Third Party Service Provider, Service Provider shall use commercially reasonable efforts to cause such Third Party Service Provider to comply with the provisions of this Section 2.01(e) as they apply to Service Provider, and shall forward on a reasonably prompt basis to Service Recipient any notice received from any such Third Party Service Provider regarding the interruption of Services. Service Provider and the applicable Additional Provider shall be relieved of its obligations to provide the affected portion of any dependent Services for the period of time that the relevant facilities or systems are shut down during maintenance, but shall also use commercially reasonable efforts to resume provision of the suspended Services as promptly as practicable. In the event that a particular Fee is based on the duration of time for which Service Provider provides the applicable suspended Service, Service Provider shall reduce the Fee related to such suspended Services on a pro rata basis based on the number of calendar days such Services are suspended.

(f)    Each Party acknowledges and agrees that Service Provider is providing the Services, or causing the Services to be provided, on a transitional basis to each Service Recipient in order to allow such Service Recipient time to obtain or provide similar services for itself, and that Service Provider, or an Additional Provider, are not commercial providers of such Services. Accordingly, this Agreement is only intended to be on a transitional basis to accommodate Service Recipients and the provisions of this Agreement shall be interpreted in such context.

(g)    Notwithstanding any other provision of this Agreement, Service Provider shall not have any obligation to provide, or cause to be provided, Services to the extent such provision (i) would cause Service Provider to breach any applicable Laws; provided, that such Service Provider shall use commercially reasonably efforts to provide such Services in a manner that does not result in such a breach of applicable Law; (ii) infringes, misappropriates or otherwise violates the intellectual property rights of any third party; (iii) violates any Contract to which Service Provider is subject as of the date hereof or incurs any liability thereunder, or (iv) is disallowed as a result of a Force Majeure Event. In such event, the Parties shall discuss the matter in good faith, and use commercially reasonable efforts to implement, at Service Recipient’s sole expense, an appropriate workaround to the extent reasonably practicable.

(h)    Under no circumstances shall Service Provider (or an Additional Provider) be obligated to seek or obtain any formal legal or tax opinion in connection with providing any Service.

Section 2.02    Payments. Each month, Service Provider shall deliver an invoice to Service Recipient for Services provided to Service Recipient (including for the benefit of its Affiliates) during the preceding month, and each such invoice shall set forth the aggregate amount charged for the Services denominated in U.S. dollars (the “Fees”), as well as any Taxes (as defined below) due and owing in accordance with Section 2.04, and such amounts shall be due and payable in U.S. dollars by Service Recipients within thirty (30) calendar days after the date of such statement. The Fees applicable to the Services are set forth on the Schedules. The Parties acknowledge and agree that the Fees set forth on the Schedules shall be inclusive of all setup, transitional licensing and final separation costs and, except as set forth on the Schedules, no setup, transitional licensing or final separation costs shall be charged to Service Recipient. Any Fees invoiced under this Agreement shall be prorated on a calendar day basis for any partial month. Any Fee that is owed but not paid within such thirty (30) calendar day period shall be subject to late charges, calculated based on a rate per annum equal to one percent (1%) for each month or portion thereof that the statement is overdue. No Service Recipient shall have any right to setoff, deduct or reduce any payments to be made pursuant to this Section 2.02 against any other obligation owed to such Service Recipient or its Affiliates, on the one hand, or to Service Provider or its Affiliates, on the other hand. Without limiting Service Recipient’s payment and other obligations pursuant to this Section 2.02, in the event any Service Recipient disputes in good faith any amount on an invoice submitted by Service Provider in accordance with this Agreement, such Service Recipient shall notify Service Provider in writing of such dispute and shall describe in reasonable detail (in light of the information available to Service Recipient) the reason for disputing such amount. The Parties shall work in good faith to resolve any such dispute promptly pursuant to the procedures set forth in Section 8.10.

Section 2.03    Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. The Parties

acknowledge and agree that each Service Recipient assumes all risks and liabilities arising from or relating to its use of and reliance upon the Services, and Service Provider (or an Additional Provider) does not make any representation or warranty with respect thereto.

Section 2.04    Taxes. Except as expressly noted therein, the amounts set forth on the Schedules as the applicable consideration with respect to each Service do not include any sales, value-added, use, excise, goods and services or similar tax, charge, fee, levy or impost, or any related interest and penalties (collectively, “Taxes”), and each Service Recipient shall be responsible for and pay (or, if such Taxes are required to be paid by Service Provider, promptly reimburse Service Provider for) any such Taxes in connection with this Agreement or the performance hereof, which reimbursement shall be in addition to the amounts required to be paid as set forth on the applicable Schedule and shall be made in accordance with Section 2.02. Any and all Fee payments shall be made free and clear of, and without deduction or withholding for or on account of, any taxes; provided, that if Service Recipient shall be required by applicable Law to deduct or withhold any taxes from such payments, then (a) Service Recipient shall make such deductions or withholdings as are required by applicable Law, (b) Service Recipient shall timely pay the full amount deducted or withheld to the relevant Governmental Authority, and (c) to the extent withholding or deduction is required to be made on account of taxes (other than income taxes), the amount payable by Service Recipient to Service Provider shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable hereunder) Service Provider shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made. At Service Provider’s reasonable request, Service Recipient shall provide Service Provider with reasonably satisfactory documentation evidencing payment to the applicable Governmental Authority of any amounts so withheld or deducted. To the extent permitted by applicable Law, each Party shall, and shall cause its Affiliates to, reasonably cooperate with the other Party in mitigating the amount of any Taxes imposed in connection with the transactions contemplated by this Agreement, including by using reasonable efforts to avail itself of any available exemptions from any Taxes; provided, that Service Provider shall not be required to take any action pursuant to this sentence that would be materially disadvantageous to Service Provider.

Section 2.05    Use of Services. No Service Recipient shall, and each Service Recipient shall cause its Affiliates not to, resell, license, sublet or transfer any Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with such Service Recipient’s conduct of the operations of the WKKC Business (where WKKC is Service Recipient) or the Kellanova Business (where Kellanova is Service Recipient).

Section 2.06    Records. Service Provider shall maintain records of all receipts, invoices, reports and other documents relating to the Services rendered under this Agreement in accordance with its standard accounting practices and procedures and consistent with Service Provider’s practice during the Baseline Period. Service Provider shall retain such accounting records and make them reasonably available to the applicable Service Recipient and its Representatives for a period of six (6) years from the close of each fiscal year of such Service Recipient during which Services were provided; provided, that Service Provider may, at its option, transfer such accounting records to the applicable Service Recipient.

Section 2.07    Governance. Kellanova, on the one hand, and WKKC, on the other hand, shall each designate a service manager (that Party’s “Service Manager”), who shall be directly responsible for coordinating and managing for the Party he or she represents the performance of such Party’s obligations hereunder and for initially negotiating in good faith the resolution of any dispute regarding this Agreement, including in respect of the provision of Services. For Kellanova, the initial Service Manager shall be ∎ (Email: ∎; Phone: ∎). For WKKC, the initial Service Manager shall be ∎ (Email: ∎; Phone: ∎). The Service Managers shall meet or confer, by telephone or in person, from time to time as necessary, and at least once per week or otherwise as the Parties agree, between the Closing Date and the Final Service Termination Date in order to promote open and efficient communication regarding effective and coordinated performance of, and the resolution of questions and issues related to, the Services. The Service Managers shall also discuss progress in the transition of the Services hereunder and may establish a set of procedures, including frequency of meetings and reporting, and other reasonable structures for their cooperation and the cooperation of the Parties in the execution of their obligations pursuant to this Agreement. In addition to the Service Managers, the Parties may designate and set forth on the Schedules, for any given Service or category of Services, a service owner (with respect to such Service or category of Services, that Party’s “Service Owner”), who shall be directly responsible for coordinating and managing for the Party he or she represents the applicable Service or category of Services. Unless otherwise agreed to by Kellanova and WKKC all communications relating to this Agreement and the Services shall be directed to the Service Managers or Service Owners, as applicable. With respect to matters relating to the Services or under this Agreement requiring dispute resolution, the Parties and their respective Service Managers shall follow the dispute resolution process outlined in Section 8.10. Kellanova on the one hand, and WKKC, on the other hand, may, in its sole discretion, replace its respective Service Manager or any Service Owner from time to time with a substitute upon notice to the other Party.

Section 2.08    Financial Information. To the extent that any Service contemplates the provision of financial information, such exchange will be governed by Section 6.1 of the Separation and Distribution Agreement; subject to the costs and specific requirements set forth in the Schedules.

ARTICLE III

Term of Services

Section 3.01    Term. The provision of Services by Service Provider shall commence on the date hereof and shall terminate no later than the earlier to occur of (a) the date indicated for each such Service on the applicable Schedule (or, if no such date is set forth, then such date that is twenty-four (24) months after the date hereof) and (b) the date on which this Agreement is terminated in accordance with the terms of Article VI (the date of such termination of the last to terminate or expire Service under clause (a) or the termination of this Agreement under clause (b), the “Final Service Termination Date”); provided, further, that, except as expressly set forth on the applicable Schedule, any Service (or any portion thereof) may be cancelled or reduced in amount by the applicable Service Recipient upon no less than sixty (60) calendar days’ prior written notice thereof subject to the requirements that (i) such Service Recipient pay to Service Provider all Fees due and any documented costs actually incurred by Service Provider and its Affiliates, including the reasonable and documented incremental internal costs incurred by Service Provider and any of its Affiliates, in each case as a result of such early cancellation and (ii) that such Service shall be terminated as of the last business day of Service Recipient’s fiscal month. Notwithstanding the foregoing sentence, any Service may be cancelled or reduced in amount or any portion thereof on an earlier date (A) by mutual written agreement of the Parties, or (B) as provided in Article VI. After any early termination of a Service in accordance with this Section 3.01, Service Provider shall not be obligated to reinstate such Service; provided, that, in the event the Parties determine that interdependencies exist with such Service under Section 6.04(b), Service Recipient may withdraw any early termination notice previously given. In the event of a reduction or termination of any Service, applicable Fees shall be adjusted as appropriate in light of all relevant factors, including the costs and benefits to Service Provider of any such reduction or termination and any applicable costs actually incurred by Service Provider in connection with such reduction or termination. The relevant Schedule shall be updated to reflect any reduced or terminated Service. In the event that any Service is reduced or terminated other than at the end of a month in accordance with clause (A) or (B), the Fees associated with such Service for the month in which such Service is reduced shall be prorated appropriately.

Section 3.02    Return or Destruction of Materials. At the request of a Service Recipient, upon termination of a Service and/or at the Final Service Termination Date (as applicable), Service Provider shall, at Service Recipient’s option, either (a) return any books, records, files, databases, confidential information or computer Software or hardware owned or leased by such Service Recipient and used exclusively in connection with the provision of the terminated Service(s) (the “Materials”) to the applicable Service Recipient, or (b) destroy such Materials, in each case, promptly upon the relevant termination or Final Service Termination Date (as applicable), but not later than sixty (60) calendar days after such termination or Final Service Termination Date (as applicable); provided, that if such termination is only with respect to a particular Service (and not the Final Service Termination Date), then such Materials to be then returned to Service Recipient shall be those that are used exclusively in the provision of the terminated Service; provided, further, that Service Provider may retain copies of such Materials to the extent required to comply with applicable Law and as required by Service Provider’s bona fide document retention policies.

ARTICLE IV

Force Majeure

Neither Service Provider nor any of its Subsidiaries, Affiliates or Representatives shall be liable for any Losses to the extent resulting from delay in performance or nonperformance caused by circumstances reasonably beyond the control of the party affected, including, but not limited to, acts of God, fire, explosion, flood, civil disturbance, acts of terrorism, hurricanes, tornadoes, riots, interference by any Governmental Authority, accident, strike, labor trouble or shortage, injunction, failure to supply or delay on the part of contractors, public health emergencies (whether or not a pandemic or public health emergency has actually been declared by any governmental body or pseudo governmental body), government mandated quarantines, shelter in place orders, bans on public gatherings, travel restrictions, lock-downs, or shut downs of public services, disruption of Internet access, including access disruptions as a result of any virus, worm or Trojan horse, or failure of public infrastructure or energy sources, inability to obtain material, equipment or transportation (each, a “Force Majeure Event”). In any such event, Service Provider’s obligations under this Agreement shall be postponed for such time as its performance is suspended or delayed on account thereof. Service Provider shall notify the applicable Service Recipient(s), either orally or in writing, as promptly as practicable after learning of the occurrence of such Force Majeure Event. If a Force Majeure Event affects the provision of a Service by Service Provider hereunder, (a) Service Provider shall use commercially reasonable efforts to remove such Force Majeure Event as soon as and to the extent reasonably and practically possible, (b) Service Recipient shall be relieved of the obligation to pay Fees with respect to the affected Service for the period in which the Service is not provided, except for Termination Fees and (c) if the applicable Force Majeure Event remains unremedied for a period of sixty (60) consecutive calendar days, each of Service Provider and Service Recipient shall have the right to terminate the affected Service. During such Force Majeure Event, (A) the applicable Service Provider will use commercially reasonable efforts to mitigate and eliminate the effect of any such Force Majeure Event in order to resume performance under this Agreement and (B) Service Recipient shall have the right to acquire affected Services from an alternative source, at such Service Recipient’s sole cost and expense, and without liability to Service Provider, for the period and to the extent reasonably necessitated by such non-performance. Upon the cessation of a Force Majeure Event, Service Provider shall use commercially reasonable efforts to resume its performance with the least practicable delay.

ARTICLE V

Liabilities

Section 5.01    Limitation of Liability. Neither Service Provider nor any of its Subsidiaries, Affiliates or Representatives shall have any liability for any Losses that may be incurred or result from the provision or non-provision of the Services or other obligations, acts or omissions under or relating to the subject matter of this Agreement, except to the extent such Loss is caused by, results from or arises out of or in connection with the gross negligence, fraud or willful misconduct of such Person (including any willful refusal to provide a Service expressly required to be provided under this Agreement). In furtherance and not in limitation of the preceding sentence, it is understood that the liability of Service Provider and its Subsidiaries, Affiliates and Representatives, collectively, with respect to this Agreement or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof), or from the sale, delivery, provision or use of any Service provided under or covered by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the aggregate fees paid to Service Provider (or a Subsidiary or Affiliate of Service Provider) pursuant to this Agreement.

Section 5.02    Consequential and Other Damages. Notwithstanding anything to the contrary contained in this Agreement (including Section 5.01 and Section 5.03), no Party shall be liable to any other Party or its Affiliates, or its or their respective Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, for any consequential, special, incidental, indirect, punitive or similar damages whatsoever (including lost profits, diminution of value, or damages calculated on multiples of earnings or other metrics or approaches).

Section 5.03    Release and Indemnity.

(a)    Except as specifically set forth in this Agreement and without limiting the Parties’ rights and obligations under the Separation and Distribution Agreement:

(i)    each Service Recipient hereby releases Service Provider and each of its Subsidiaries, Affiliates, Third Party Service Providers and Representatives (collectively, the “Service Provider Indemnitees”), and each Service Recipient hereby agrees to indemnify, defend and hold harmless Service Provider Indemnitees, from and against any and all third party claims, demands, complaints, liabilities, losses, damages and costs and expenses (including reasonable attorneys’ fees and expenses) (“Damages”) to the extent arising from, relating to or in connection with the use of any Service by such Service Recipient or any of its Affiliates or any other Person using such Service, except to the extent that such Damages arise from, relate to or are in connection with the gross negligence, fraud or willful misconduct of Service Provider or any of its Affiliates and Additional Providers;

(ii)    each Service Provider hereby releases Service Recipient and each of its Affiliates (collectively, the “Service Recipient Indemnitees”), and each Service Provider hereby agrees to indemnify, defend and hold harmless Service Recipient Indemnitees, from and against any and all Damages to the extent arising from, relating to or in connection with the gross negligence, fraud or willful misconduct of Service Provider or any of its Affiliates and Additional Providers.

(b)    The indemnification obligations of the Parties under this Agreement are separate and distinct from any indemnification obligations the Parties may have under the Separation and Distribution Agreement and there shall be no duplication of recovery under this Agreement and the Separation and Distribution Agreement. All claims for indemnification pursuant to this Section 5.03 shall be made in accordance with the procedures set forth in Section 10.5 (Notices) of the Separation and Distribution Agreement, mutatis mutandis.

ARTICLE VI

Termination

Section 6.01    Termination. The obligation of Service Provider to provide or cause to be provided, and for Service Recipient to pay for, any Service, shall not commence until the date hereof and shall cease on the earliest to occur of (a) the Final Service Termination Date and (b) the date on which provision of such Service has terminated or been canceled pursuant to Article III or Article IV. In connection with the termination of any Service, Service Provider, upon the request of Service Recipient, shall cooperate in good faith and use its commercially reasonable efforts to assist such Service Recipient to transition itself to a replacement service, system or facility with respect to each Service during the period for such Service as set forth in the relevant Schedules; provided, that Service Provider shall not be required to incur any additional out-of-pocket cost or liability in connection with such efforts unless Service Recipient agrees to bear any such costs or liabilities. Specific termination and expiration assistance services shall be set forth on the Schedules or as the Parties may otherwise agree in writing. Except as set forth in Section 6.05, this Agreement shall terminate, and all provisions of this Agreement shall become null and void and be of no further force and effect, on the date on which Service Provider no longer has any obligation to provide any Service under this Agreement.

Section 6.02    Breach of Agreement. Subject to Article IV, in the event of a material breach of this Agreement by any Party, the non-breaching Party may terminate this Agreement upon prior written notice to the breaching Party; provided, that the non-breaching Party must first provide the breaching Party with a default notice specifying in reasonable detail the nature of such breach, and such breach shall have continued without cure for a period of forty-five (45) calendar days after the breaching Party’s receipt of such written notice of breach before such termination shall become effective.

Section 6.03    Sums Due. In the event of the expiration or a termination of this Agreement, Service Provider shall be entitled to the immediate payment of, and each Service Recipient shall, within thirty (30) calendar days after receipt of a final invoice from Service Provider, pay to Service Provider, all accrued Fees, Taxes and other amounts due under this Agreement as of the date of expiration or termination. Payments not made within thirty (30) calendar days after receipt of a final invoice from Service Provider following expiration or termination of this Agreement shall be subject to the late charges as provided in Section 2.02.

Section 6.04    Interdependencies. The Parties acknowledge and agree that (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that a Party is seeking to terminate pursuant to Section 6.01 and (ii) in the case of such termination, Service Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist and such termination would materially and adversely affect Service Provider’s ability to provide a particular Service in accordance with this Agreement, (i) the Parties shall negotiate in good faith to amend the Schedules with respect to such impacted Service prior to such termination, which amendment shall be consistent with the terms of comparable Services, and (ii) if after such negotiation, the Parties are unable to agree on such amendment, Service Provider’s obligation to provide such impacted Service shall terminate automatically with such termination; provided that in the event the Parties determine that interdependencies exist with respect to a Service in accordance under the foregoing clause (b), Service Recipient may withdraw any early termination notice previously given pursuant to Section 3.01.

Section 6.05    Effect of Termination. Sections 2.06, 3.02, 5.01, 5.02, 5.03, and 6.03, this Section 6.05, Sections 7.01(a), 7.01(c), and 7.02(c), Sections 7.02(e) through 7.02(h), and Sections 8.01 through 8.13 (other than Sections 8.03 and 8.10) shall survive any termination of this Agreement. The expiration or termination of this Agreement or any Services shall not act as a waiver of any breach or relieve either Party from liability for any breach of this Agreement prior to such expiration or termination. Upon termination of any Service pursuant to this Agreement, Service Provider with respect to the terminated Service will have no further obligation to provide the terminated Service, and Service Recipient will have no obligation to pay any future Fees, Taxes costs or expenses relating to any such Services, except as otherwise provided herein (including Section 3.01); provided, that Service Recipient shall remain obligated to Service Provider for the Fees owed and payable with in respect of Services provided prior to the effective date of termination.

ARTICLE VII

Confidentiality; System Security; Data Protection; Intellectual Property and Data

Section 7.01    Confidentiality; System Security; Data Protection.

(a)    Confidentiality. Each of the Parties agrees that any confidential information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential by the Parties, except that either Party may, for the purpose of providing or receiving Services pursuant to this Agreement, disclose such information to any of its Subsidiaries or Affiliates or to Third Party Service Providers who need to know such information in connection with the performance of such Party’s obligations under this Agreement; provided, that any such Subsidiary, Affiliate or Third Party Service Provider shall have agreed to be bound by this Section 7.01; and provided, further, that either Party may disclose such information solely to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by Law or legal or regulatory process (including to the extent requested by any Governmental Authority in connection with any such Law or legal or regulatory process), including any tax audit or litigation; provided that the disclosing Party shall (i) promptly inform the other Party in writing of any such requirement, (ii) disclose no more information than is so required and (iii) cooperate with any efforts by the other Party to obtain a protective order or similar treatment. Each Party shall be liable to the other Party for any unauthorized use or disclosure of the other Party’s confidential information by any of its recipients, shall inform the other Party of any unauthorized use or disclosure of the other Party’s confidential information, and shall cooperate with all efforts by the other Party to remedy the same. As between the Parties, the disclosing Party retains all right, title and interest in any confidential information it discloses to the receiving Party. The obligations under this Section 7.01(a) shall not apply to information that (i) becomes generally available to the public other than as a result of a disclosure by the recipient Party, its Affiliates or its and their Representatives, (ii) becomes available to the recipient Party or its Affiliates from a source other than the providing Party, its Affiliates or its and their Representatives, provided, that such source is not known by the recipient Party or its Affiliates to be bound by a confidentiality agreement with, or other obligation of secrecy to, the providing Party or its Affiliates or another party, or (iii) has been or is developed by or for the recipient Party or its Affiliates without use of or reference to the confidential information. Each Party shall, and shall cause its Subsidiaries, Affiliates and Additional Providers to protect the confidential information of the other Party (and its Subsidiaries and Affiliates) by using the same degree of care to prevent the unauthorized disclosure of such confidential information as the Party uses to protect its own confidential information of a like nature. Each Party shall be responsible for any disclosure by such Party’s Subsidiaries, Affiliates or Additional Providers in violation of this Section 7.01(a).

(b)    System Security.

(i)    If either Party is given access to the other Party’s computer systems or Software (collectively, the “Systems”) in connection with the Services, the Party given access (the “Accessing Party”) shall, and shall cause each of its Subsidiaries, Affiliates and other Representatives having access to such Systems to, comply with all of the other Party’s bona fide system security policies (including login limitations, physical security, network access, internet security, confidentiality and personal data security guidelines, standards, policies, procedures and requirements) that have been provided to the Accessing Party in advance and in writing (collectively, the “Security Regulations”), and shall not (and shall ensure that its Subsidiaries, Affiliates and other Representatives do not) tamper with, compromise or circumvent any security, monitoring or audit measures employed by the other Party. The Accessing Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use and shall ensure such access shall be used only for the purposes contemplated by this Agreement.

(ii)    Each Party shall use commercially reasonable efforts to ensure that only those of its Representatives who are specifically authorized to have access to the Systems of the other Party gain such access and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its Representatives of the restrictions set forth in this Agreement and the Security Regulations. All Representatives given access to the Systems of the other Party shall be directed to abide by the confidentiality obligations set forth in this Section 7.01 and the Security Regulations.

(iii)    If, at any time, the Accessing Party determines that any of its Representatives has sought to circumvent or has circumvented the Security Regulations, that any unauthorized Accessing Party Representatives has or has had access to the Systems, or that any of its Representatives has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or Software of the other Party, the Accessing Party shall promptly terminate any such person’s access to the Systems and notify the other Party. In addition, such other Party shall have the right to deny any Representatives of the Accessing Party access to its Systems in the event that the other Party reasonably believes that such Representatives has engaged in any of the activities set forth above in this Section 7.01(b)(iii) or otherwise poses a material security concern. The Accessing Party shall use commercially reasonable efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s Systems.

(iv)    In the event of a cyber incident for which a Party reasonably believes its Systems have been or could be materially compromised by a malicious threat actor, (A) the Accessing Party agrees that the other Party may take all steps it deems necessary and/or advisable in its sole and absolute discretion to remediate such cyber incident, including termination of or blocking the Accessing Party’s and their Representatives’ access and connectivity to the other Party’s Systems upon notice to the Accessing Party and (B) if the other Party blocks, terminates or otherwise limits any of the Accessing Party’s and their Representatives’ access and connectivity to such Systems as a result of such cyber incident, the other Party shall take all commercially reasonable steps to promptly remediate such cyber incident.

(c)    Data Protection. Each Party shall comply with all applicable state, federal and foreign privacy and Data Protection Legislation that is or that may in the future be applicable to the provision of Services hereunder, including as related to any Personal Information. As used herein, (i) “Data Protection Legislation” means (A) Title V, Subtitle A of the federal Gramm-Leach-Bliley Act 15 USC §§ 6801 et seq., (the “GLB Act”) its implementing regulations and the guidelines issued pursuant to § 501 of the GLB Act (including the requirements of Section 114 and 315 of the Fair and Accurate Credit Transaction Act of 2003 (15 USC §§ 1681m and 1681c, respectively)) and (B) all other applicable national, federal, state, or local laws and regulations (including the European Union) relating to processing of personal data, data security breaches and privacy, in the jurisdiction from or to which the Services are being provided and (ii) “Personal Information” means data that is subject to Data Protection Legislation. To the extent that Service Provider processes Personal Information on behalf of Service Recipient, the Parties shall enter into the Data Processing Addendum attached hereto to govern such processing.

Section 7.02    Intellectual Property and Data.

(a)    Subject to the terms and conditions of this Agreement, Service Provider (on behalf of itself and its Affiliates) hereby grants to Service Recipient and its Affiliates a limited, royalty-free, worldwide, non-sublicensable, non-exclusive, non-transferable (except as set forth in Section 8.01) license on an as-is, warranty-free basis solely during the term of this Agreement in, to and under all Intellectual Property and Information Technology owned or licensable (without the consent of, or payment to, any third party) by Service Provider or any of its Affiliates, solely to the extent necessary for Service Recipient or any of its Affiliates to receive and use the Services.

(b)    Subject to the terms and conditions of this Agreement, Service Recipient (on behalf of itself and its Affiliates) hereby grants to Service Provider and its Affiliates a limited, royalty-free, worldwide, non-sublicensable, non-exclusive, non-transferable (except as set forth in Section 8.01) license on an as-is, warranty-free basis solely during the term of this Agreement in, to and under all Intellectual Property and Information Technology owned or licensable (without the consent of, or payment to, any third party) by Service Recipient or any of its Affiliates, solely to the extent necessary for Service Provider or any of its Affiliates to provide the Services.

(c)    Except as expressly set forth herein, each Party acknowledges that none of it, its Affiliates or any of their respective Representatives will acquire any right, title or interest (including any license rights or rights of use) in (i) any Intellectual Property (including with respect to Software or Information Technology) of the other Party or its Affiliates, Representatives or licensors, or (ii) any licenses owned by the other Party or its Affiliates, Representatives or licensors, in each case, by reason of the provision, receipt or use of the Services provided under this Agreement.

(d)    Without prejudice to the terms of the Separation and Distribution Agreement, each Party (on behalf of itself and its Affiliates) expressly reserves all right, title and interest in and to the Intellectual Property owned by such Party or any of its Affiliates. Except as otherwise expressly set forth herein or unless otherwise expressly agreed by the Parties, no right, title or interest in and to any such Intellectual Property (including rights in any data) is granted, transferred or otherwise conveyed by such Party or any of its Affiliates to the other Party or any of its Affiliates, whether by implication, estoppel or otherwise herein.

(e)    In the event that Service Provider or any of its Additional Providers, in the course of, and as a result of, the provision of the Services under this Agreement creates, develops or acquires ownership of any Intellectual Property developed or conceived of exclusively for Service Recipient or any of its Affiliates in connection with any research and development related Services (“Newly Developed Product Intellectual Property”), then as between the Parties, such Newly Developed Product Intellectual Property shall be solely and exclusively owned by Service Recipient upon Service Provider’s or its Additional Providers’ creation, development or acquisition of such Newly Developed Product Intellectual Property and shall be deemed a “work for hire” under applicable Law. Without limiting the generality of the foregoing, Service Provider, on behalf of itself and its Affiliates, hereby irrevocably assigns and transfers to Service Recipient all of Service Provider’s and its Affiliates’ right, title and interest in, to and under such Newly Developed Product Intellectual Property and, if applicable, shall use commercially reasonable efforts to cause its Third Party Service Providers to irrevocably assign and transfer to Service Recipient all of such Additional Providers’ right, title and interest in, to and under such Newly Developed Product Intellectual Property.

(f)    In the event that Service Provider or any of its Affiliates, in the course of, and as a result of, the provision or receipt of the Services under this Agreement creates, develops or acquires ownership of Intellectual Property (other than any Newly Developed Product Intellectual Property) in any deliverables provided hereunder (“Newly Developed Intellectual Property”) to Service Recipient or any of its Affiliates, then subject to the terms and conditions of this Agreement, Service Provider (on behalf of itself and its Affiliates) hereby grants to Service Recipient and its Affiliates a royalty-free, worldwide, sublicensable, non-exclusive, non-transferable (except as set forth in Section 8.01) license on an as-is, warranty-free basis under all Service Provider’s and its Affiliates’ rights in the Newly Developed Intellectual Property for Service Recipient and its Affiliates to use and exploit such Newly Developed Intellectual Property for its intended purpose in the operation in its business. Notwithstanding anything in this Agreement to the contrary, as between the Parties, Service Recipient shall own, and Service Provider shall deliver (and shall cause its Affiliates to deliver) all data that is generated for Service Recipient or any of its Affiliates by Service Provider or any of its Affiliates in performing the Services that would have been included in the WKKC Assets or Kellanova Assets, as applicable, if such data had been so generated prior to the Effective Time. Each of the Parties hereto agrees to execute and to cause its Affiliates to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement.

(g)    Unless otherwise set forth in the Schedules, Service Provider shall, and shall cause its Additional Providers to, deliver to Service Recipient or its designee in a standard electronic format mutually acceptable to the Parties (including, to the extent reasonably practicable, file descriptions sufficient to identify the following data files and their contents and structure): (i) as soon as reasonably practicable after the Closing, all data files and information included in the WKKC Assets or Kellanova Assets, as applicable, and (ii) upon the termination or expiration of any Service that involves the compilation or other processing of data on any of Service Provider’s or any of its Additional Provider’s Systems, those portions of all data files maintained by Service Provider or any of its Additional Providers that are the property of or otherwise owned by Service Recipient or its Affiliates (and not previously transferred to Service Recipient or its designee), including, as applicable, any such data contemplated by Section 7.02(g). Notwithstanding anything to the contrary in this Agreement, Service Provider shall bear the reasonable costs and expenses associated with the provision and delivery of all such data files and information; provided, however, that (i) Service Provider shall not have any obligation to provide or cause to provide data in any non-standard format, and (ii) Service Provider shall be reimbursed for its reasonable out-of-pocket costs for providing such data in any format other than its standard format, unless otherwise expressly provided in the applicable Schedule.

(h)    To the extent any provision herein contradicts that in the Brand IP Agreement or Non-brand IP Agreement, the provisions in such relevant agreement shall supersede the relevant provision herein.

ARTICLE VIII

Miscellaneous

Section 8.01    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party to this Agreement, except that (a) Service Provider may assign all or any part of its rights and may assign performance of Services to its Subsidiaries, its Affiliates or to Third Party Service Providers under this Agreement without obtaining prior consent of the applicable Service Recipient and (b) either Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates; provided, that, in any or all such cases, no such assignment shall release such Party from any Liability or obligation hereunder. Any purported assignment or transfer in violation of this Section 8.01 shall be null and void and of no effect.

Section 8.02    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement express or implied shall give or be construed to give to any Person, other than the Parties and their permitted successors and assigns, any legal or equitable rights hereunder, whether as third-party beneficiaries or otherwise.

Section 8.03    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed on behalf of each of the Parties. By an instrument in writing, Kellanova, on the one hand, or WKCC, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 8.04    Notices. All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) calendar days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile or email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number or email address as such party shall designate by like notice):

(a)	if to Kellanova

Kellanova

∎

Attention: ∎

E-mail: ∎

with a copy (which shall not constitute notice) to:

∎

(b)	if to WKKC,

WK Kellogg Co

One Kellogg Square

Battle Creek, Michigan 49017

Attention: ∎

E-mail: ∎

with a copy (which shall not constitute notice) to:

∎

Section 8.05    Schedules; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule, but not otherwise defined in such Schedule, shall have the meaning as defined in this Agreement, or, if not defined in this Agreement, in the Separation and Distribution Agreement. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include” and “including” shall be deemed followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. No provision of this Agreement shall be interpreted or construed against any Party hereto solely because such Party or its representative drafted such provision.

Section 8.06    Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 8.07    Entire Agreement. This Agreement, the Separation and Distribution Agreement, and the Schedules and Exhibits thereto, and the Data Processing Addendum, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein. To the extent that any provision of this Agreement conflicts with a provision of the

Separation and Distribution Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof. However, nothing contained herein shall limit either Party’s obligations under the Separation and Distribution Agreement.

Section 8.08    Precedence of Agreements. The terms contained in any Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the body of this Agreement shall take precedence with respect to the Services under such Schedule. No terms contained in individual Schedules shall modify the terms of the body of this Agreement.

Section 8.09    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.10    Dispute Resolution. Prior to initiating any Action relating to any dispute or controversy against the other Party in connection with this Agreement or the other transactions contemplated hereby (a “Dispute”), a Party must first send written notice of the Dispute to the other Party and attempt to resolve such Dispute through good faith discussion between the Service Managers. The Service Managers shall conduct good faith negotiations during the twenty-one (21) day period following initial notice of the Dispute (such period, as it may be extended by mutual written consent, being the “Designees Discussion Period”). By mutual written consent, the Parties may extend the period for conducting such negotiations. During the Designees Discussion Period, each Party shall afford to the other Party reasonable access to its information, books, records and personnel that are relevant to the Dispute. If the Dispute is not resolved after the end of the Designees Discussion Period, and the period is not extended by mutual written consent, the Parties shall promptly escalate such Dispute to the appropriate senior executive of each Party to attempt to resolve such Dispute through good faith discussions. Only if the appropriate senior executives fail to promptly resolve such Dispute within ten (10) calendar days may a Party initiate a Proceeding.

Section 8.11    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (i) submits to the exclusive personal jurisdiction of any state or federal court sitting in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (and, in the case of appeals, appropriate appellate courts therefrom), in the event that any dispute (whether in contract, tort or otherwise) arises out of or in connection with the evaluation (including due diligence), negotiation, execution or performance of this Agreement or the Transaction or the other transactions contemplated hereby; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that it will not bring any Proceeding relating to the evaluation (including due diligence), negotiation, execution or performance of this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (iv) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (A) is brought in an inconvenient forum, (B) should be transferred or removed to any court other than one of the above-named courts, (C) should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named court, or (D) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each party hereto agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 8.04.

(b)    EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE EVALUATION (INCLUDING DUE DILIGENCE), NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THE EVALUATION (INCLUDING DUE DILIGENCE), NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR ANY RELATED INSTRUMENTS. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.11(b). NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.11(b) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 8.12    No Recourse. This Agreement may only be enforced against the Parties hereto and their successors and assigns and all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the Parties hereto and their successors and assigns, and no other Person, including any past, present or future director, officer, employee incorporator, member, manager, partner, shareholder, affiliate, agent, attorney or representative of any Party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby.

Section 8.13    Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Definition	Section
Accessing Party	7.01(b)(i)
Accommodation	1.08
Additional Providers	1.04
Additional Service	1.02(b)
Agreement	Preamble
Baseline Period	1.02(b)
Change Order	1.02(c)
Damages	5.03(a)(i)
Data Protection Legislation	7.01(c)
Designees Discussion Period	8.10
Dispute	8.10
Excluded Services	1.03
Fee	2.02
Final Service Termination Date	3.01
Force Majeure Event	Article IV
GLB Act	7.01(c)
Materials	3.02
Newly Developed Intellectual Property	7.02(f)
Newly Developed Product Intellectual Property	7.02(e)
Parties	Preamble
Party	Preamble
Schedules	1.01
Security Regulations	7.01(b)(i)
Seller Service	1.01
Seller Services	1.01
Separation and Distribution Agreement	Recitals
Service Manager	2.07
Service Owner	2.07
Service Provider	1.02(a)
Service Provider Indemnitees	5.03(a)(i)
Service Recipient	1.02(a)
Service Recipient Indemnitees	5.03(a)(ii)
Systems	7.01(b)(i)
Taxes	2.04
Third Party Service Provider	1.04

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Kellanova

By:
Name: Title:

By:
Name: Title:

WKKC

By:
Name: Title:

By:
Name: Title:

[Signature Page to Transition Services Agreement]

DATA PROCESSING ADDENDUM

TO THE TRANSITION SERVICES AGREEMENT

This Addendum (“Addendum”) to the Transition Services Agreement, dated [                    ] (“Agreement”) is entered into by Kellanova and WKKC, where each when acting as a Service Recipient is referred to as “Company” and where each when acting as a Service Provider is referred to as a “Vendor”. Company and Vendor are collectively referred to as the “Parties” and each individually referred to as a “Party.” To the extent there is any conflict between this Addendum and the Agreement, this Addendum will control with respect to Company Personal Information.

Section 1.01    Definitions. Unless otherwise defined herein, all capitalized terms are as defined in the Agreement or Applicable Laws. To the extent there is any conflict between the definition of a capitalized term in the Agreement or this Addendum and the definition of that same term under the Applicable Laws, that conflict shall be resolved in favor of the more restrictive definition.

(a)    “Personal Information” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, to any natural person or household, (including, but not limited to, names, addresses, telephone numbers, account numbers, customer lists, IP addresses, unique personal identifiers, and demographic, financial, or transaction information), and that is collected, received, stored, processed, or otherwise used by Vendor in providing the Services to Company under the Agreement (the “Services”). The term Personal Information includes “Personal Data” and similar terms as defined under Applicable Laws.

(b)    “Applicable Law(s)” means all applicable United States federal or state privacy and data protection laws including, without limitation, the California Consumer Privacy Act of 2018 (“CCPA”), as amended by the California Privacy Rights Act of 2020; the Virginia Consumer Data Protection Act (“VCDPA”); the Colorado Privacy Act (“CoPA”); the Utah Consumer Privacy Act (“UCPA”); the Connecticut Data Privacy Act (“CTDPA”); and other analogous federal, state, or local privacy, data protection, information security, or related laws or regulations.

(c)    “Subcontractor” means any entity or individual engaged by Vendor to assist in fulfilling Vendor’s obligations under the Agreement or this Addendum.

Section 1.02    Purpose of Processing.

(a)    The purpose of Vendor’s Processing of Personal Information is to perform the Services on behalf of Company as specified in the Agreement, including:

[Add specific description.]

(b)    The nature of the Processing includes:

[Add specific description.]

[Data Processing Addendum to Transition Services Agreement]

(c)    The Personal Information to be Processed by Vendor includes:

[Describe types of Personal Information and Sensitive Personal Information involved.]

(d)    The Processing of the Personal Information shall continue for [the term of the contract/other time period].

Section 1.03    Status of the Parties. Company is the Business under the CCPA and the Controller under the VCDPA, CoPA, UCPA, and CTDPA with respect to Company Personal Information. Vendor is a Service Provider to Company under the CCPA and a Processor under the VCDPA, CoPA, UCPA, and CTDPA.

Section 1.04    Compliance with Applicable Laws. Vendor shall comply with the Applicable Laws during the course, scope, and performance of the Agreement.

Section 1.05    Restrictions on Use of Personal Information. Vendor shall not: (A) retain, use or disclose Company Personal Information for any purpose other than for the business purposes set forth in Section 2 of this Addendum and in accordance with instructions from Company, or as otherwise permitted by Applicable Law; (B) Sell or Share Company Personal Information; (C) retain, use or disclose Company Personal Information outside of the direct business relationship between Company and Vendor, or as otherwise permitted by Applicable Law; or (D) combine Company Personal Information with Personal Information received from another source or collected from Vendor’s own interactions with a Consumer, except as specifically allowed under Applicable Law.

Section 1.06    Confidentiality. Vendor agrees to hold, maintain, and manage (i) the existence and terms of this Addendum and the Agreement, and (ii) any and all Company Personal Information in strictest confidence and use due care to prevent any unauthorized or inappropriate use or disclosure. Vendor shall:

a.	Limit access to Company Personal Information on a strict “need to know” basis;

b.	Ensure that all of Vendor’s personnel comply with the provisions of this Addendum regarding the Processing of Company Personal Information;

c.	Ensure that all Vendor personnel involved in processing Company Personal Information are subject to a duty of confidentiality with respect to Company Personal Information;

d.	Exercise the necessary and appropriate supervision over personnel to ensure the privacy, confidentiality, and security of Company Personal Information; and

e.	Ensure that Vendor’s personnel receive appropriate training regarding the privacy, confidentiality, and security requirements set forth in this Addendum.

Section 1.07    Privacy Rights Requests. When required by Applicable Law, Company will inform Vendor of any Consumer privacy rights request that requires Vendor’s compliance, and

[Data Processing Addendum to Transition Services Agreement]

will provide Vendor with the information within Company’s possession that is necessary for Vendor to comply with the request. Vendor will cooperate with Company to provide reasonable assistance to Company with respect to Company’s response to a verifiable privacy rights request from a Consumer. If Vendor directly receives any privacy rights requests from Consumers that relate to their Company Personal Information, to the extent allowed by Applicable Law, Vendor will inform the Consumer that the request cannot be acted upon because the request has been sent to a Service Provider/Processor.

Section 1.08    Audit. Vendor shall make available to Company all information necessary for Vendor to demonstrate compliance with its obligations under this Addendum. Vendor will cooperate with Company, its internal auditors and external auditors for the purpose of inspecting, examining, and assessing (collectively, “Auditing”) Vendor’s and any of its Subcontractors’ and third-party suppliers’ compliance with the obligations defined in this Addendum. This Auditing may be conducted through measures including, but not limited to, manual reviews and automated scans, as well as technical and operational testing. Auditing may take place at least once every twelve (12) months.

Section 1.09    Data Protection Assessments. Vendor shall promptly provide to Company all information and documents necessary for Company to conduct and document any Data Protection Assessments as may be required by Applicable Law. Notwithstanding the foregoing, Company and Vendor each remain responsible only for the measures allocated to them under Applicable Law pertaining to Data Protection Assessments.

Section 1.10    Minimum Security Requirements. Vendor will implement reasonable security procedures and practices appropriate to the nature of the Company Personal Information to protect Company Personal Information from unauthorized or illegal access, destruction, use, modification, or disclosure.

Section 1.11    Subcontractors. Vendor acknowledges that the restrictions and obligations under the Applicable Laws, this Addendum, and the Agreement apply even if Vendor uses Subcontractors in the operation of its business. Vendor shall not contract any of its rights or obligations concerning Company Personal Information without first notifying Company and providing Company a reasonable opportunity to object, and then only for the purpose of performing the Services specified in the Agreement or as otherwise permitted by Applicable Law. In all such instances, Vendor shall enter into a written agreement with each authorized Subcontractor that imposes obligations on such Subcontractor that are at least as restrictive as those imposed on Vendor under this Addendum and the Agreement. Vendor shall be liable for the acts and omissions of its Subcontractors to the same extent Vendor would be liable if performing the Services of each Subcontractor directly under the Agreement.

Section 1.12    Return or Destruction of Personal Information. Promptly upon the expiration or termination of the Agreement, or as otherwise requested by Company, Vendor shall, at Company’s election as evidenced in writing, either (i) destroy or render unreadable or undecipherable all Company Personal Information in Vendor’s possession, or (ii) securely return to Company, each and every original and copy in every media of all Company Personal Information in Vendor’s possession, custody, or control.

[Data Processing Addendum to Transition Services Agreement]

Section 1.13    Suspension of Processing. Vendor will notify Company if it determines that it can no longer meet its obligations under the Applicable Laws. Upon such notice, Company will have the right to take reasonable and appropriate steps to stop and remediate any unauthorized use of Company Personal Information by Vendor.

Acknowledged and Agreed to:

Company	Vendor
By:	By:

Signature	Signature

Printed Name	Printed Name

Title	Title

[Data Processing Addendum to Transition Services Agreement]